Exhibit 99.1
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

THE IRONWORKERS LOCAL NO. 25 PENSION FUND,

Plaintiff,

v.

JAMES J. PETERSON, DENNIS R.
LEIBEL, THOMAS R. ANDERSON, WILLIAM E. BENDUSH, PAUL F.
FOLINO, WILLIAM L. HEALEY, MATTHEW E. MASSENGILL,
JAMES V. MAZZO, AND ROYAL
BANK OF CANADA,
Defendants, and

MICROSEMI CORPORATION

Nominal Defendant.
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 10701-VCN

STIPULATION AND [PROPOSED] ORDER OF DISMISSAL
WHEREAS, on February 23, 2015, Ironworkers Local No. 25 Pension Fund (“Plaintiff”) filed a complaint (the “Complaint”) against defendants James J. Peterson, Dennis R. Leibel, Thomas R. Anderson, William E. Bendush, Paul F. Folino, William L. Healey, Matthew E. Massengill, James V. Mazzo (the “Director Defendants”), as members of the board of directors (the “Board”) of Microsemi Corporation (“Microsemi” or the “Company”), Microsemi, and Royal Bank of Canada, the administrative agent and syndication agent under the Amended and Restated Credit Agreement, as amended (“Credit Agreement”) (“RBC,” and together with Microsemi and the Director Defendants, “Defendants”);

WHEREAS, the Complaint alleged that, in connection with the adoption of what Plaintiff has termed a “Dead Hand Proxy Put” provision in the Credit Agreement, (i) the members of the Company’s Board breached their fiduciary duties, and (ii) RBC aided and abetted the Board;

WHEREAS, the Complaint sought, among other things, a declaration from the Court that the Dead Hand Proxy Put provision was invalid, unenforceable, and severable from the debt agreement;

WHEREAS, effective as of March 31, 2015 the requisite lenders approved amendments to the Credit Agreement which included eliminating the challenged provision (“Credit Agreement Amendments”);

WHEREAS, as a result of the Credit Agreement Amendments, Plaintiff and Defendants agree that the claims in the Complaint are moot;

WHEREAS, on April 21, 2015, Plaintiff wrote to advise the Court that, as a result of the Credit Agreement Amendments, Plaintiff’s claims had been rendered moot;

WHEREAS, after April 21, 2015, the Plaintiff and Microsemi engaged in arm’s length negotiations regarding a fee award for Plaintiff’s counsel and, Microsemi agreed, in the exercise of business judgment, to pay Plaintiff’s counsel $285,000 in attorneys’ fees;

WHEREAS, Defendants deny any and all allegations of Plaintiff that Defendants engaged in wrongdoing in any way, and the Company states that the Company has agreed to settle Plaintiff’s application for an award of attorneys’ fees and expenses due to the costs of defense of that application and litigation risk associated therewith;

WHEREAS, the Court has not passed on the amount of the fee.

IT IS HEREBY STIPULATED AND AGREED, pursuant to Rules 23(e) and 41(a) of the Rules of the Court of Chancery, subject to the approval of the Court, that:

1.
The Company shall file this Stipulation and Order of Dismissal as an exhibit to the Company’s next Form 10-Q following the entry of this Stipulation and Order of Dismissal (“Order”). The filing by Microsemi of this Order as an exhibit to a Form 10-Q constitutes adequate notice for purposes of Rule 23(e) (the “Notice”);

2.
The Company shall file with the Court an affidavit that the Notice has been made (the “Affidavit”) in accordance with paragraph 1 above no later than three (3) business days after the Notice is publicly-filed;

3.	Upon the filing of the Affidavit:

A.	The action will be dismissed with prejudice as to Plaintiff, and without prejudice to all other Microsemi stockholders;

B.	The Register in Chancery is directed to close this case on the docket; and

C.	The Court will no longer retain any jurisdiction over this action.

4.	The Company shall pay to Plaintiff’s counsel fees in the amount of $285,000 within 14 calendar days of the date of the entry of the Order to an account designated by Plaintiff’s counsel.

OF COUNSEL: Mark Lebovitch David Wales John Vielendi BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP 1285 Avenue of the Americas New York, New York 10019 (212) 554-1400
FRIEDLANDER & GORRIS, P.A.
/s/ Joel Friedlander
Joel Friedlander (#3163)
Christopher M. Foulds (#5871)
Benjamin P. Chapple (#5871)
222 Delaware Avenue, Suite 1400
Wilmington, Delaware 19801
(302) 573-3500 Attorneys for Plaintiff

OF COUNSEL: Matthew W. Close, Esq. O’Melveny & Myers LLP 400 South Hope Street Los Angeles, CA 90071
MORRIS, NICHOLS, ARSHT, & TUNNELL LLP
/s/ D. McKinley Measley
Kenneth J. Nachbar (#2067)
D. McKinley Measley (#5108)
1201 N. Market Street
Wilmington, Delaware 19801
(302) 658-9200
Attorneys for Defendants Microsemi Corp., James J. Peterson, Dennis R. Leibel, Thomas R. Anderson, William E. Bendush, Paul F. Folino, William L. Healey, Matthew E. Massengill, and James V. Mazzo

SO ORDERED this 18th day of June, 2015.

/s/ John Noble
Vice Chancellor Noble